Exhibit 99.1

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FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS RECORD FIRST QUARTER RESULTS

Net Income and Revenues Both Up By More Than 50% Over Prior Year

Company Reports Net Income of $5.1 Million

ROCKVILLE, MD, April 27, 2005 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the first quarter ended March 31, 2005.

First Quarter Highlights

•	Net income for the first quarter 2005 was $5.1 million or $.13 per share, a 50% increase over first quarter 2004 earnings of $3.4 million or $.10 per share.

•	Revenues for the first quarter 2005 totaled $169.0 million, a 53% increase over first quarter 2004 revenues of $110.5 million.

•	Over 4.3 million prescriptions were processed during the quarter.

“We are pleased with the Company’s first quarter financial performance. The Company continues to produce significant earnings and revenue growth driven by new client additions and improved operating margins resulting from higher generic and preferred brand utilization,” said David T. Blair, Chief Executive Officer of HealthExtras. “Not only are the year-over-year financial comparisons impressive but the Company produced 11% sequential PBM revenue growth over the fourth quarter of last year.”

Operating income for the three months ended March 31, 2005 increased to $8.1 million, a 44% increase over the $5.6 million from the same period in 2004. “Throughout the year we expect to continue to add clients in both existing and new markets, further integrate our operations, implement programs to control our clients’ drug costs and provide our clients with an exemplary level of service. In addition, we are benefiting from significant sales momentum and are pursuing opportunities to accelerate our growth through select acquisitions,” added Mr. Blair.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Financial statements follow:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$74,174
Accounts receivable, net of allowance for doubtful accounts of $800	74,141
Income tax receivable	530
Inventory, net of allowance for obsolescence of $50	589
Deferred charges	1,876
Other current assets	2,267

Total current assets	153,577
Fixed assets, net	9,661
Intangible assets, net of accumulated amortization of $3,255	21,832
Goodwill	69,272
Restricted cash	1,000
Other assets	429

Total assets	$255,771

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$60,699
Accrued expenses and other current liabilities	4,162
Note payable	5,000
Deferred income taxes	967
Deferred revenue	5,076

Total current liabilities	75,904
Deferred income taxes	4,960
Notes payable	19,250

Total liabilities	100,114

Stockholders’ equity:
Common stock	381
Additional paid-in capital	134,521
Accumulated other comprehensive income	153
Retained earnings	20,602

Total stockholders’ equity	155,657

Total liabilities and stockholders’ equity	$255,771

Income Statement

(In thousands, except per share data)

	For the quarter ended March 31, 2005	For the quarter ended March 31, 2004
Revenue (excludes member co-payments of $72,435 and $42,449 for the quarters ended March 31, 2005 and 2004, respectively)	$169,003	$110,520

Direct expenses	150,043	97,695
Selling, general & administrative expenses	10,879	7,226

Total operating expenses	160,922	104,921

Operating income	8,081	5,599
Interest income	416	36
Interest expense	(331)	(115)

Income before tax	8,166	5,520
Income tax provision	3,021	2,081

Net income	$5,145	$3,439

EPS - basic	$0.14	$0.10
EPS - diluted	$0.13	$0.10
Weighted average common shares, basic	37,880	32,964
Weighted average common shares, diluted	40,794	35,937